UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________

CHINA TEL GROUP, INC.
(Exact name of Registrant as Specified in Its Charter)

Nevada	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
8105 Irvine Center Drive, Suite 800
Irvine, California 92618
(Address, Including Zip Code, of Principal Executive Offices))

CONSULTING SERVICES
(Full title of the Plan)

George Alvarez
8105 Irvine Center Drive, Suite 800
Irvine, California 92618
(949) 585-0222
(Name, Address and Telephone Number, Including
Area Code, of Agent For Service)
___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ❑	Accelerated filer ❑
Non-accelerated filer ❑ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,000,000 Shares	.95	$950,000	$37.34

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Security and Exchange Commission (the “Commission”).

PART II

Item  3.   Incorporation of Documents by Reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated by reference:

(a)	Registrant’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2008 filed January 16, 2008, including all material incorporated references therein and all amendments thereto;

(b)
Registrant’s Current Report on Form 8-K filed March 10, 2008, March 31, 2008, June 25, 2008, July 10, 2008, August 11, 2008,  September 9, 2008, September 17, 2008, October 20, 208, October 23, 2008, November 6, 2008 and February 26, 2009, including all material incorporated references therein;

(c)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed May 15, 2008, including all material incorporated references therein and all amendments thereto;

(d)
Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed August 18, 2008, as amended on August 29, 2008, including all material incorporated references therein and all amendments thereto.

(e)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2008 filed November 18, 2008, including all material incorporated references therein and all amendments thereto.

All documents subsequently filed by the Registrant pursuant to the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part o this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Shares of Series A Common Stock, $.001 par value

Item 5.    Interests of Named Experts and Counsel

The shares of Series A Common Stock registered in this Registration Statement are being registered in the name of Shai Bar-Lavi, consultant to the Registrant, for certain consulting services provided to the Registrant.

Item 6.    Indemnification of Directors and Officers

We indemnify our directors and officers for all liabilities allowed under  the Nevada Corporations Code. We do not indemnify for a breach of loyalty, reckless or intentional acts causing harm to the Registrant or any illegal or criminal acts intended to provide personal gain.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit Number
10.1	Agreement with Shai Bar-Lavi

Item 9.    Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(3)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(4)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1) and (2) do not apply if the Registration Statement is on Form S-8, and the information required to be included is a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(5)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unl3ess in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Irvine, State of California, on March 2, 2009.

CHINA TEL GROUP, INC.

BY:  /s/ George Alvarez
        George Alvarez, CEO